EXHIBIT 5.1


                   OPINION OF BERLACK, ISRAELS & LIBERMAN LLP

                 [LETTERHEAD OF BERLACK, ISRAELS & LIBERMAN LLP]


                                 November 17, 1999

Steven Madden, Ltd.
52-16 Barnett Avenue
Long Island City, NY  11104

            REGISTRATION STATEMENT ON FORM S-3 ( FILE NO. 333-_____)

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about November 17, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of shares of your common stock (the "Shares"), to be sold by a certain selling securityholder set forth in the Registration Statement (the "Selling Securityholder"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

         It is our opinion that the Shares, when issued in accordance with the terms of the Warrant Agreement granted by the Company to the Selling Securityholder and sold by the Selling Securityholder in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                  Very truly yours,

                                  /s/ Berlack, Israels & Liberman LLP


                                  BERLACK, ISRAELS & LIBERMAN LLP